Exhibit 99.1

Thank you and welcome everyone to CNL Lifestyle Properties, Inc.’s 2009 second quarter conference call. With me this afternoon is Byron Carlock, CEO and President.

Forward Looking Statements

Before we begin, I need to read the following statement. Statements or comments made on this conference call may be forward-looking statements. Forward-looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested due to variety of factors which are discussed in detail in the company’s SEC filings.

Script

Thank you for giving us the opportunity to update you on our second quarter financials, I’m Byron Carlock, the CEO and President of CNL Lifestyle Properties, Inc and we appreciate everything that you do to help us continue to grow our portfolio of properties.

We are pleased to report that our total assets as of June 30, 2009 were $2.55 billion while our leverage was only 25.4 percent.

We paid distributions for the 2nd quarter of $71.2 million which excludes the one-time special distribution of approximately $8 million and had total MFFO (Modified Funds from Operation) of $68.5 million during the same period. We believe that we have one of the lowest MFFO payout ratios in the unlisted REIT space at 104 percent. Modified FFO excludes acquisition fees and costs which were required to be expensed effective January 1, 2009 in connection with the adoption of FAS 141R. We believe that our generally conservative management approach will help maintain our distribution payments.

As of June 30, 2009, the weighted-average base rent rate for our portfolio of leased properties was 9.0 percent. This rate is based on the annualized straight-lined base rent due under our leases and the weighted average value of our real estate investment properties subject to operating leases. The weighted average lease rate of our portfolio will fluctuate based on our asset mix and timing of property acquisitions. Approximately 89 percent of our portfolio is net leased to 3rd parties.

As of July 31, 2009, we had approximately $190 million in cash available to support our business and to acquire new properties. When and where capital is available, we anticipate that our cost of borrowing will likely increase over historical rates. We continue to maintain a low leverage ratio with a long-term target of 50% debt to total assets. We have no near-term debt maturities, with the first significant maturity occurring in the middle of 2010.

As of June 30, 2009, we had a portfolio of 116 lifestyle properties in the following asset classes: ski and mountain lifestyle, golf, attractions and additional lifestyle properties. Ten of these 116 properties are owned through unconsolidated ventures and three are located in

Canada. Also, we had loans outstanding with an aggregate outstanding principal balance of approximately $158.3 million as of June 30th. Our properties are diversified when aggregated by purchase price as follows: 31 percent in ski and mountain lifestyle, 26 percent in golf, 23 percent in attractions and 20 percent in additional lifestyle properties. Our real estate investment portfolio is diversified geographically with properties in 32 states and Canada as well as by 22 operators which we consider to be significant industry leaders. One hundred and two of our properties are leased on a long-term triple net basis (generally between five to 20 years, plus multiple renewal options.

Tell me about some of the significant events that have happened in the second quarter?

Currently, the company is in the process of negotiating an orderly transition of the Bretton Woods Mountain Resort including a termination of the leases with the current tenant, BW Resort Management, which we expect to complete in the third quarter of 2009. As a result, we wrote-off past due receivables of approximately $2.2 million and in-place lease intangibles and deferred rent of approximately $2.5 million. In connection with the transition process, we engaged a nationally recognized operator of luxury hotels and resorts, Omni Hotels to manage this property, which we believe will ultimately drive additional occupancy, revenue and operating performance at the property through brand recognition, marketing and a centralized reservation system.

As of August 1, 2009, we amended the terms of our leases and loans with Booth Creek Resort Properties, LLC. The lease modifications include the release of $5.29 million in security deposits, half of which will be applied towards the payment of current year rents and half of which will be released to Booth for working capital needs. The amendments also reduce certain lease and interest rates and defer approximately $2.5 million in lease payments for 2009 to be paid over the last 10 years of the lease.

On August 10, 2009, we provided a $24.2 million loan to affiliates of Boyne USA, Inc. collateralized by certain of its ski resort and related property located in Montana and Michigan. During the remainder of 2009, the loan bears interest of approximately 6.3%, with monthly payments of interest. Beginning on January 1, 2010 the loan bears interest at 9% per year and requires monthly interest-only payments with the remainder of the loan and an exit fee due on August 1, 2012. In addition, we modified the terms of our existing loan to Boyne to extend the maturity date by approximately two years, terminate our purchase option and establish an interest maintenance reserve.

On August 6, 2009, we acquired Great Wolf’s 30.3% interest in the Wolf Partnership. The Wolf Partnership was previously an unconsolidated entity owning two of our waterpark resorts, the Wolf Dells and Wolf Sandusky properties. Upon acquisition of the 30.3% interest, the Wolf Partnership became a wholly owned subsidiary and we began consolidating the operations of both properties into our financial statements. Great Wolf terminated the existing management and license agreements for both properties and simultaneously with the transaction entered into new management and license agreements with us for both properties which will result in a reduction in fees. In addition, we are currently negotiating the terms of a lease with a third-party tenant operator for the Sandusky property, which will be subject to lender approval. There can be no assurance that we will enter into a new lease agreement or that the lender will approve the third-party operator.

On July 6, 2009, we obtained a $20.0 million construction loan for the renovation of our hotel on International Drive in Orlando, Florida that we acquired through foreclosure and is expected to be completed in 2010. The loan has a 24-month term with an option to extend for an additional 36 months subject to paying an extension fee and meeting certain conditions. During the initial 24-month term, the loan bears interest at a variable rate of 2.75% over the 30-day LIBOR rate with a floor of 5.0%. During the extended 36-month term the loan will bear interest at a fixed rate equal to the 3-year treasury rate on the date of the extension plus 2.75% with a floor of 7.0%. The loan is collateralized by the property.

Key Takeaways

CNL Lifestyle Properties’ seasoned management team has positioned the company to work through the current market in the following ways:

1)	Weighted average base rental rate of 9.0 percent for assets targeted based upon the long term demographic trends.

2)	We have followed our conservative management approach which consists of:

a.	MFFO payout ratio at 104%, based upon distribution of $71.2 million (which excludes the one-time special distribution of approximately $8 million) and MFFO of $68.5 million;.

b.	Low leverage of 25.4 percent with no significant near-term maturities; and

c.	Triple net leases at 102 of our 116 properties (approximately 89 percent) along with cross defaults and security deposits.

Q & As:

Q: How have the industries you have invested in faired in this economy?

A: In the face of current economic headwinds, the U.S. ski industry displayed signs of resilience with 57.4 million visits during the 2008/09 season, the fourth highest on record according to the Kottke End of Season Survey 2008/09, Final Report, July 2009 (the “Kottke Survey”). This figure was down 5.2% from the record 2007/08 season. These economic challenges favored the more convenient and lower-cost day ski areas located near major metropolitan markets, as many participants chose to stay closer to home in lieu of destination trips to other regional resorts or western destination resorts (Kottke Survey). This was shown by a jump in day visitation with a proportionate sag in overnight visits. International visitation also returned to more normal levels after a weak dollar in 2007/08 caused a substantial increase in this demographic.

Q: Tell me about your redemption plan.

A: We have continued to keep our redemption plan open and for the quarter ended June 30, 2009, we received total redemption requests of approximately 3.5 million shares and redeemed, on a pro rata basis, approximately 2.1 million shares. To the extent that we redeem shares pursuant to our Redemption Plan in future periods, the remaining shares for which redemption requests were received and not redeemed during the quarter ended June 30, 2009 will be redeemed on a pro rata basis before any subsequently received redemption requests are honored.

Q: Why the decrease in operating cash flow?

A: The decrease is primarily due to the deferral of rent for EAGLE Golf, the default of two tenants Heritage Golf and BW Resort Management, where we have engaged third party management companies at the Heritage properties and a nationally recognized operator at Bretton Woods and lastly the expensing of acquisition fees and costs in 2009 in accordance with FAS 141R.

Q: Tell me more about this nationally recognized operator you previously mentioned to be brought in at Bretton Woods.

A: As you may have seen we have partnered with Omni Hotels to manage the Mt. Washington Resort. We are pleased to transition to Omni Hotels, a respected operator with national sales distribution channels and experience in marketing historic properties. We have also committed to invest an additional $10 million in future renovations, including completion of guest rooms renovations, plus food and beverage venues and public areas.

Q: What impact have you seen in the capital markets?

A: We have continued to see a limited availability of debt. Where debt is available, we have seen an increase in our cost of borrowing over historical rates, which we expect to continue. We continue to maintain a low leverage ratio, which was approximately 25.4% at June 30, 2009 with a long-term target of 50% debt to total assets. We have no near-term debt maturities, with the first significant maturity occurring in the middle of 2010. Consistent with the entire unlisted REIT industry, sales of our common stock were lower for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. However, our sales have gradually increased since the beginning of the year. For the quarter ended June 30, 2009, our average monthly sales of common stock were approximately $25.9 million as compared to approximately $20.4 million for the quarter ended March 31, 2009. Reduced sales of our stock and difficulties accessing debt markets may limit the amount of capital that we have available to take advantage of future acquisition opportunities.

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